Exhibit 99.1

PELOTON APPOINTS NICK CALDWELL AS CHIEF PRODUCT OFFICER
Succeeding Peloton Co-Founder Tom Cortese, Technology Executive Joins Company’s Lead Team

NEW YORK, Sept. 26, 2023 – Today Peloton (NASDAQ: PTON) announced the appointment of Nick Caldwell as Chief Product Officer (CPO), effective November 1, 2023. A Silicon Valley veteran with more than 20 years of global leadership experience, Caldwell joins the team with a proven track record of building and scaling products and services that excite customers, drive business growth, and deliver impact. Caldwell succeeds Peloton Co-Founder, Tom Cortese, and will report to CEO Barry McCarthy, leading global product development.

"I want to thank Tom for his tireless dedication since launching Peloton nearly 12 years ago as a Co-Founder of the business. We simply wouldn’t be here today without his contributions,” said McCarthy. “Today, I’m pleased to welcome Nick Caldwell as our new Chief Product Officer. Nick brings impressive engineering, design, and product experience to the Peloton team. Nick joins us at an exciting time as we lean into growing our subscriber base online and on our connected fitness hardware.”

As Co-Founder and Chief Product Officer, Cortese helped push Peloton into new areas of fitness and innovation. As of November 1, 2023, Cortese will move into an advisory role with the company, continuing to support its vision and growth.

“After nearly 12 years of pouring myself into Peloton and serving our Members, I have decided it is time to move on and create space for new perspectives,” said Tom Cortese, Peloton Co-Founder and Chief Product Officer. “I’m eager for new growth for Peloton and for me personally, but I’m also excited to support and watch this next phase of Peloton’s evolution. I could not be more proud of what we have accomplished, together.”

About Peloton:
Peloton (NASDAQ: PTON) provides Members with expert instruction, and world class content to create impactful and entertaining workout experiences for anyone, anywhere and at any stage in their fitness journey. At home, outdoors, traveling, or at the gym, Peloton brings together immersive classes, cutting-edge technology and hardware, and the Peloton App with multiple tiers to personalize the Peloton experience [with or without equipment]. Founded in 2012 and headquartered in New York City, Peloton has nearly 7 Million Members across the US, UK, Canada, Germany, and Australia. For more information, visit www.onepeloton.com.

PRESS CONTACT:
Ben Boyd
press@onepeloton.com